As filed with the Securities and Exchange Commission on December 4, 2014

Registration No. 333-168788

UNITED STATES

  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective
Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GLOBAL GEOPHYSICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	05-0574281
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13927 South Gessner Road
Missouri City, Texas	77489
(Address of Principal Executive Offices)	(Zip Code)

Global Geophysical Services, Inc. 2006 Incentive Compensation Plan

(Full title of the plan)

Sean M. Gore

Senior Vice President and Chief Financial Officer

13927 South Gessner Road

Missouri City, Texas 77489

(Name and address of agent for service)

Telephone: (713) 808-7310

(Telephone number, including area code, of agent for service)

Copies to:

James E. Brasher Senior Vice President and General Counsel Global Geophysical Services, Inc. 13927 South Gessner Road Missouri City, Texas 77489 (713) 808-7310 (713) 808-7810 (facsimile)	Joe S. Poff Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, TX 77002 (713) 229-1410 (713) 229-7710 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐ (do not check if a smaller reporting company)	Smaller Reporting ☐ Company

EXPLANATORY NOTE

Global Geophysical Services, Inc., (the “Company”) registered 4,650,695 shares of common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Company’s 2006 Incentive Compensation Plan (the “Plan”) pursuant to a Registration Statement on Form S-8 (File No. 333-168788) filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2010 (the “Registration Statement”).

As previously disclosed, on March 25, 2014, the Company and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). As contemplated by the Debtors’ Joint Plan of Reorganization (originally filed with the Bankruptcy Court on September 24, 2014 and as amended, modified, supplemented or reformed from time to time, the “Plan of Reorganization”), all equity interests in the Company, including shares of common stock, preferred stock, depositary shares or other instruments evidencing an ownership interest in the Company, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in the Company and any phantom stock or similar stock option unit provided pursuant to the Company’s employee compensation programs (including the Plan), will be cancelled on the effective date of the Plan of Reorganization, and the holders of such equity interests shall not receive any distribution of property pursuant to the Plan of Reorganization on account of such equity interests.

Accordingly, effective upon the filing of this Post-Effective Amendment No. 1 with the SEC, the Company hereby removes from registration all shares of Common Stock registered under the Plan that remain unsold under the Registration Statement as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Missouri City, Texas, on December 4, 2014.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:	/s/ Sean M. Gore
Sean M. Gore
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 4, 2014.

Signature	Title
/s/ Richard C. White	President and Director (Chief Executive Officer and Principal Executive Officer)
Richard C. White
/s/ Sean M. Gore	Senior Vice President (Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer)
Sean M. Gore
/s/ Damir S. Skerl	Director
Damir S. Skerl
/s/ Michael C. Forrest	Director
Michael C. Forrest
/s/ George E. Matelich	Director
George E. Matelich
/s/ Stanley de Jongh Osborne	Director
Stanley de Jongh Osborne
/s/ Karl F. Kurz	Director
Karl F. Kurz
/s/ Michael S. Bahorich	Director
Michael S. Bahorich
Director
Joseph P. McCoy